Exhibit 10.3

AMENDMENT TO

A S S U R A N T,   I N C.

R E S T R I C T E D   S T O C K   U N I T   AWARD   A G R E E M E N T

[2009][2010] Time-Based Award for Directors

THIS AMENDMENT to the Assurant, Inc. Restricted Stock Unit Award Agreement - [2009][2010] Time-Based Award for Directors (the “Agreement”) dated as of April 4, 2011, by and between Assurant, Inc., a Delaware corporation, (the “Company”) and [                    ] (the “Participant”) is effective as of the date hereof. Capitalized terms used herein but not defined shall have the meaning as set forth in the Agreement or the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan, as applicable.

1. Section 1(c) of the Agreement is amended in its entirety to read as follows:

(c) Forfeiture; Termination of Employment. Upon the Participant’s Termination of Employment for any reason other than Retirement (as defined below), death or Disability during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited. Notwithstanding the foregoing, (i) upon the Participant’s Termination of Employment during the Restriction Period due to the Participant’s Retirement, the restrictions applicable to any Restricted Stock Units shall immediately lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested; and (ii) upon the Participant’s Termination of Employment during the Restriction Period due to death or Disability, the Participant shall vest in, and the Restricted Period shall terminate with respect to, a number of Restricted Stock Units equal to the excess, if any, of (A) the product of (x) the total number of Restricted Stock Units and (y) a fraction, the numerator of which is the number of full months in the Restriction Period from the Grant Date until the date of Termination of Employment (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is the total number of months in the Restriction Period over (B) the number of Restricted Stock Units that previously vested as of the Termination of Employment without respect to this provision. For purposes of this Agreement, employment with, or the performance of services for, the Company shall include employment with, or the performance of services for, the Company’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates, or to continue to perform services for the Company or any of its Affiliates, or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s employment or performance of services at any time. For purposes of this Agreement, “Retirement” shall mean the Participant’s “separation from service” (within the meaning of Section 409A of the Code) on or after the date on which the Participant has reached at least age 55 and completed at least 5 consecutive years of service on the Board.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Amendment to be executed on its behalf by a duly authorized officer.

ASSURANT, INC.

By:

Sylvia R. Wagner
Executive Vice President